Exhibit 2

AMENDED AND RESTATED

PLAN OF REORGANIZATION AND MINORITY STOCK ISSUANCE

OF

NORTH PENN BANK

SCRANTON, PENNSYLVANIA

ADOPTED: OCTOBER 15, 2004

AMENDED AND RESTATED: DECEMBER 6, 2004

TABLE OF CONTENTS

1.	Introduction	1

2.	Definitions	1

3.	Business Purpose of Proposed Transactions	5

4.	Certain Effects of the Proposed Transaction	6

	A. Organization of the MHC, the SHC and the Stock Bank	6

	B. Effect on Deposit Accounts and Borrowings	7

	C. The Stock Bank	7

	D. The SHC	8

	E. The MHC	8

5.	Special Meeting of Depositors	9

6.	Conditions to Implementation of the Plan	9

7.	Stock Offering Documents	10

8.	The Total Number of Shares and Purchase Price for Common Stock	10

9.	General Procedure for the Stock Offering	11

10.	Subscription Rights of Eligible Account Holders (First Priority)	11

11.	Subscription Rights of Tax-Qualified Employee Stock Benefit Plans (Second Priority)	12

12.	Subscription Rights of Supplemental Eligible Account Holders (Third Priority)	12

13.	Subscription Rights of Other Depositors (Fourth Priority)	12

14.	Community Offering, Syndicated Community Offering, Public Offering and Other Offerings	13

15.	Limitations on Subscriptions and Purchases of Common Stock	14

16.	Timing of Stock Offering, Manner of Purchasing Common Stock and Order Forms	15

17.	Payment for Common Stock	16

18.	Depositor in Nonqualified States or Foreign Countries	17

19.	Conditions to the Offering	17

20.	Requirement Following Stock Offering for Registration, Market Making and Stock Exchange Listing	17

21.	Requirements for Capital Stock Purchases by Directors and Officers Following the Stock Offering	17

22.	Restrictions on Transfer of Common Stock	17

i

23.	Establishment and Funding of Charitable Foundation	18

24.	Stock Compensation Plans	18

25.	Liquidation Rights	19

26.	Expenses of the MHC Reorganization and Stock Offering	19

27.	Subsequent Conversion of MHC into a Stock Holding Company	19

28.	Payment of Dividends and Repurchase of Stock	19

29.	Amendment or Termination	20

30.	Interpretation	20

31.	Severability	20

32.	Effective Date	20

33.	Miscellaneous	21

ii

AMENDED AND RESTATED PLAN OF REORGANIZATION AND MINORITY STOCK ISSUANCE

OF

NORTH PENN BANK

1.	Introduction

On December 6, 2004, the Board of Trustees of North Penn Bank, Scranton, Pennsylvania (the “Bank”), a Pennsylvania state-chartered mutual savings bank, adopted this Amended and Restated Plan of Reorganization and Minority Stock Issuance (the “Plan”), pursuant to which the Bank proposes to reorganize from a Pennsylvania state-chartered mutual savings bank to a Pennsylvania state-chartered mutual holding company (the “MHC Reorganization”).

A principal part of the MHC Reorganization is the incorporation of a Pennsylvania state-chartered stock holding company (the “SHC”), a majority of the voting stock of which will be owned by the newly formed mutual holding company (the “MHC”) at all times so long as the MHC remains in the mutual form of organization, and the conversion of the Bank to a Pennsylvania state-chartered stock savings bank, which will be a wholly owned subsidiary of the SHC as long as the MHC is in existence in mutual form (the “Stock Bank”). One or more stock offerings of up to 49.9% in the aggregate of the total voting stock of the SHC may be made simultaneously, or following the MHC Reorganization (the “Stock Issuance”), subject to the approval of the Federal Deposit Insurance Corporation (the “FDIC”) and the Pennsylvania Department of Banking (the “Department”), as may be necessary.

In furtherance of the Bank’s commitment to its community, the Plan provides for the establishment and funding of a charitable foundation as part of the MHC Reorganization and the Stock Issuance (the “Foundation”). The Foundation is intended to complement the Bank’s existing community reinvestment activities in a manner that will allow the Bank’s local communities to share in the growth and profitability of the SHC and the Stock Bank over the long term. Consistent with the Bank’s goal, the SHC intends to donate to the Foundation immediately following the Stock Issuance $100,000 in cash and a number of shares of its authorized but unissued common stock in an amount up to 2% of the SHC common stock issued in the Stock Issuance and to the MHC in the MHC Reorganization.

This Plan and the funding of the Foundation are subject to the approval of the depositors of the Bank entitled to vote at a Special Meeting called for those purposes pursuant to the terms of this Plan and the applicable rules, regulations and policies of the FDIC and the Department. Prior to the submission of this Plan to the depositors for consideration, the Plan must be approved by the FDIC and the Department.

Pursuant to applicable federal and state laws and regulations, this Plan will be accomplished in accordance with the procedures contained in this Plan, the rules and regulations of the FDIC and the Department, and as otherwise may be required.

2.	Definitions

As used in this Plan, the terms set forth below have the following meanings:

2.1 “Acting in Concert” means (i) knowing participation in a joint activity or interdependent conscious parallel action towards a common goal whether or not pursuant to an express agreement or understanding; or (ii) a combination or pooling of voting or other interests in the securities of an issuer for a common purpose pursuant to any contract, understanding, relationship, agreement or other arrangement, whether written or otherwise. A person or company which acts in concert with another Person or company (“other party”) shall also be deemed to be acting in concert with any Person who is also acting in concert with that other party, except that any Tax-Qualified Employee Stock Benefit Plan will not be deemed to be acting in concert with its trustee or a person who serves in a similar capacity solely for the purpose of determining whether stock held by the trustee and stock held by the plan will be aggregated and participants or beneficiaries of any such Tax-Qualified Employee Stock Benefit Plan will not be deemed to be acting in concert solely as a result of their common interests as participants or beneficiaries. When Persons act together for such purpose, their group is deemed to have acquired their stock. The determination of whether a group is Acting in Concert shall be made solely by the Board of Directors of the Stock Bank or by Officers designated by such Board and may be based on any evidence upon which the Board or such designees chooses to rely, including, without limitation, joint account relationships or the fact that such Persons have filed joint Schedules 13D or Schedules 13G with the SEC with respect to other companies. Directors of the SHC, the Stock Bank and the MHC shall not be deemed to be Acting in Concert solely as a result of their membership on any such board or boards.

2.2 “Actual Purchase Price” means the price per share at which the Common Stock is ultimately sold by the SHC to Participants in the Subscription Offering and Persons in the Community Offering and Syndicated Community Offering in accordance with the terms hereof.

2.3 “Affiliate” means a Person who, directly or indirectly, through one or more intermediaries, controls or is controlled by or is under common control with the Person specified.

2.4 “Associate” when used to indicate a relationship with any Person, means: (i) a corporation or organization (other than the Bank, the Stock Bank, the SHC, the MHC or a majority-owned subsidiary of either of the same) of which such Person is a director, officer or partner or is, directly or indirectly, the beneficial owner of 10% or more of any class of equity securities; (ii) any trust or other estate in which such Person has a substantial beneficial interest or as to which such Person serves as trustee or in a similar fiduciary capacity (exclusive of any Tax-Qualified Employee Stock Benefit Plan or Non-Tax Qualified Employee Stock Benefit Plan of the Bank, the Stock Bank, the SHC or the MHC); (iii) any relative or spouse of such Person, or any relative of such spouse, who has the same home as such Person or who is a Director or Officer of the Bank or the SHC or any of their subsidiaries; and (iv) any Person acting in concert with any of the Persons or entities specified in clauses (i) through (iii) above.

2.5 “Bank” means “North Penn Bank,” a Pennsylvania state-chartered mutual savings bank.

2.6 “Bank Benefit Plan” means any Tax Qualified Employee Stock Benefit Plan or Non-Tax Qualified Employee Stock Benefit Plan as such terms are defined herein.

2.7 “Capital Stock” means any and all authorized capital stock of the SHC.

2.8 “Code” means the Internal Revenue Code of 1986, as amended.

2.9 “Common Stock” or “SHC Common Stock” means common stock, par value $0.10 per share, of the SHC.

2.10 “Community Offering” means the offering for sale by the SHC of any shares of Common Stock not subscribed for in the Subscription Offering to (i) natural persons residing in counties in Pennsylvania in which the Bank has an office, and (ii) such other Persons within or without the Commonwealth of Pennsylvania as may be elected by the SHC and the Bank within their sole discretion.

2.11 “Department” means the Department of Banking of the Commonwealth of Pennsylvania.

2.12 “Deposit Account” means withdrawable or repurchasable shares, investment certificates or deposits or other savings accounts, including money market deposit accounts, negotiable order of withdrawal accounts and demand accounts, held by an account holder of the Bank.

2.13 “Depositor” means the holder of a Deposit Account.

2.14 “Director” means the terms as applied respectively to any Person who is a Trustee of the Bank or a Director of the Stock Bank, the SHC, the MHC or any subsidiary thereof.

2.15 “Effective Date” means the date of closing of the sale of shares of Common Stock in the Stock Issuance conducted pursuant to this Plan.

2.16 “Eligible Account Holder” means any Person holding a Qualifying Deposit on the Eligibility Record Date for purposes of determining Subscription Rights.

2.17 “Eligibility Record Date” means the close of business on September 30, 2003.

2.18 “Employee” means any person who is a full or part-time employee of the Bank or the Stock Bank at the Effective Date.

2.19 “Estimated Price Range” means the range of the estimated aggregate pro forma market value of the total number of shares of Common Stock to be issued in the Stock Issuance, as determined by the Independent Appraiser in accordance with Section 8 hereof.

2.20 “FDIC” means the Federal Deposit Insurance Corporation.

2.21 “Foundation” means a Pennsylvania state-chartered non-profit corporation that will qualify as an exempt organization under Section 501(c)(3) of the Code, the funding of which is contemplated under Section 23 of this Plan.

2.22 “FRB” means the Board of Governors of the Federal Reserve System.

2.23 “Independent Appraiser” means the independent investment banking or financial consulting firm retained by the Bank to prepare the Independent Valuation.

2.24 “Independent Valuation” means the estimated pro forma market value of the Common Stock to be outstanding upon consummation of the MHC Reorganization and the Stock Issuance, as determined by the Independent Appraiser in accordance with Section 8 hereof.

2.25 “Initial Purchase Price” means the price per share to be paid initially by Participants for shares of Common Stock subscribed for in the Subscription Offering and by Persons for shares of Common Stock ordered in the Community Offering and/or Syndicated Community Offering.

2.26 “Insider” means any Officer or Trustee or Director, as the case may be, of the Bank or any Affiliate of the Bank, and any Person acting in concert with any such Officer, Trustee or Director.

2.27 “MHC” means “North Penn Mutual Holding Company,” the mutual holding company resulting from the MHC Reorganization.

2.28 “MHC Reorganization” collectively means all steps which are necessary for the Bank to reorganize into the mutual holding company form of organization in the manner specified herein.

2.29 “Non-Tax Qualified Employee Stock Benefit Plan” is defined in Section 2.51, below.

2.30 “Offerings” means the Subscription Offering, the Community Offering and the Syndicated Community Offering or Public Offering.

2.31 “Officer” means the chairman of the board of trustees or directors, president, vice-presidents, secretary, treasurer or principal financial officer, comptroller or principal accounting officer and any other Person performing similar functions with respect to any organization, whether incorporated or unincorporated.

2.32 “Order Form” means the form provided on behalf of the Bank, containing all such terms and provisions as set forth in Section 16 hereof, to a Person by which Common Stock may be ordered in the Subscription Offering and the Community Offering.

2.33 “Other Depositor” means a Voting Depositor who is not an Eligible Account Holder or Supplemental Eligible Account Holder.

2.34 “Participant” means any Eligible Account Holder, Tax-Qualified Employee Stock Benefit Plan, Supplemental Eligible Account Holder or Other Depositor, but does not include the MHC or the Foundation.

2.35 “Person” means any corporation, limited liability company, partnership, limited liability partnership, bank, joint stock company trust, unincorporated organization or any political subdivision thereof or any other entity or a natural person.

2.36 “Plan” means this Plan of Reorganization and Minority Stock Issuance, including all Appendices hereto, as adopted by the Board of Trustees of the Bank and as may be amended from time to time pursuant to the terms hereof.

2.37 “Preferred Stock” means any and all authorized Preferred Stock of the SHC.

2.38 “Prospectus” means the one or more documents to be used in offering the Common Stock in the Subscription Offering and, to the extent applicable, Community Offering and Syndicated Community Offering and for providing information to Participants and other Persons in connection with such offerings.

2.39 “Public Offering” means an underwritten firm commitment offering to the public through one or more underwriters.

2.40 “Qualifying Deposit” means the aggregated balance of all Deposit Accounts in the Bank of each (i) Eligible Account Holder at the close of business on the Eligibility Record Date, provided such aggregate balance is not less than $50 and (ii) a Supplemental Eligible Account Holder at the close of business on the Supplemental Eligibility Record Date, provided such aggregate balance is not less than $50.

2.41 “SEC” means the United States Securities and Exchange Commission.

2.42 “SHC” means “North Penn Bancorp, Inc.,” a to-be-formed Pennsylvania state-chartered stock corporation, which, upon consummation of the MHC Reorganization, shall own 100% of the issued and outstanding shares of capital stock of the Stock Bank and which shall be a wholly-owned subsidiary of the MHC, so long as the MHC exists in mutual form.

2.43 “Special Meeting” means the Special Meeting of Depositors of the Bank called for the purpose of submitting this Plan to the Depositors for their consideration and approval and to approve the funding of the Foundation, including any adjournment of such meeting.

2.44 “Stock Bank” means “North Penn Bank” (in stock form), a Pennsylvania state-chartered stock savings bank subsidiary of the SHC, upon consummation of the MHC Reorganization.

2.45 “Stock Issuance” means the offering for sale by the SHC of shares of Common Stock to the Persons, other than the MHC and the Foundation, and in the priorities set forth in Section 9 of this Plan, subject to the other provisions of this Plan, including without limitation the limitations on purchases of Common Stock set forth in Section 15 hereof.

2.46 “Subscription Offering” means the offering of the Common Stock to Participants.

2.47 “Subscription Rights” means non-transferable rights to subscribe for Common Stock granted to Participants pursuant to the terms of this Plan.

2.48 “Supplemental Eligibility Record Date” if applicable, means the date for determining Qualifying Deposits of Supplemental Eligible Account Holders and shall be required if the Eligibility Record Date is more than 15 months prior to the date of the latest amendment to the Notice of MHC Reorganization filed prior to approval of such application by the FDIC and the Department. If applicable, the Supplemental Eligibility Record Date shall be the last day of the calendar quarter preceding approval by the FDIC and the Department of the Notice of the MHC Reorganization submitted by the Bank pursuant to the Plan.

2.49 “Supplemental Eligible Account Holder” if applicable, means any Persons, except Trustees and Officers of the Bank and their Associates, holding a Qualifying Deposit at the close of business on the Supplemental Eligibility Record Date.

2.50 “Syndicated Community Offering” means the offering for sale by a syndicate of broker-dealers to the general public of shares of Common Stock not purchased in the Subscription Offering and the Community Offering.

2.51 “Tax-Qualified Employee Stock Benefit Plan” means any defined benefit plan or defined contribution plan, such as an employee stock ownership plan, stock bonus plan, profit-sharing plan or other plan, which is established for the benefit of the Employees of the Bank, the MHC, the SHC, the Stock Bank or any of its Affiliates and which, with its related trust, meets the requirements to be qualified under Section 401 of the Code as from time to time in effect. A “Non-Tax-Qualified Employee Stock Benefit Plan” is any defined benefit plan or defined contribution plan established for the benefit of the Employees and/or Trustees or Directors of the Bank, the MHC, the Stock Bank or any of its Affiliates which is not so qualified.

2.52 “Voting Depositor” means a Person who at the close of business on the Voting Record Date is entitled to vote as a Depositor of the Bank in accordance with the Plan.

2.53 “Voting Record Date” means a date that is not less than one year prior to the date of adoption of this Plan.

3.	Business Purpose of Proposed Transactions

The Bank has several business purposes for effecting the proposed transaction. The Reorganization will structure the Bank in stock form, which is used by commercial banks, most major business corporations and an increasing number of savings banks and savings associations. Formation of the Stock Bank, as a capital stock savings bank, and the SHC as subsidiaries of the MHC will permit the SHC to issue Common Stock in the Stock Issuance, which is a source of capital not available to mutual savings banks.

At the same time, the Bank’s mutual form of ownership will be preserved in the MHC, and the MHC, as a mutual corporation, will at all times control at least a majority of the voting stock of the SHC and the Stock Bank so long as the MHC remains in existence. The MHC Reorganization and Stock Issuance will enable the Bank to achieve the benefits of a stock company without a loss of control that often follows standard conversions from mutual to stock form. The Bank is committed to being an independent community-oriented institution, and the Board of Trustees believes that the mutual holding company structure is best suited for this purpose. The mutual holding company structure also will give the SHC flexibility to issue its Common Stock at various times and in varying amounts as market conditions permit, rather than in a single stock offering. The Stock Issuance will enable the Bank to: (1) support future lending and operational growth, including branching activities and acquisitions of other financial institutions or financial services companies; (2) increase its ability to render services to the communities it serves; and (3) increase its equity capital base and access the capital markets when needed. The MHC Reorganization will not foreclose the opportunity of the MHC to convert from the mutual-to-stock form of organization in the future.

Formation of a mutual holding company is also expected to facilitate acquisitions and the diversification of the Bank’s activities. These activities may include acquisitions of other insured institutions or specialty finance companies or permissible investments in evolving nontraditional financial service delivery systems. The formation of the SHC will also allow the SHC to borrow funds, on a secured and unsecured basis, and to issue debt and other securities, including trust preferred securities, to the public or in a private placement. The proceeds of any such borrowings or debt issuance may be contributed to the Stock Bank as core capital for regulatory capital purposes. No determination has been made to borrow funds or issue debt at the present time, and there can be no assurance when, if ever, any such borrowing or debt issuance would occur, or whether it would be consummated on terms satisfactory to the SHC or the MHC.

In adopting this Plan, the Board of Trustees of the Bank determined that the MHC Reorganization was advisable and in the best interests of the Bank, its depositors, its borrowers and the communities that it serves.

4.	Certain Effects of the Proposed Transaction

A.	Organization of the MHC, the SHC and the Stock Bank

As part of the MHC Reorganization, the Bank will (i) organize an interim stock savings bank as a wholly owned subsidiary (“Interim One”); (ii) Interim One will organize an interim stock savings bank as a wholly owned subsidiary (“Interim Two”); (iii) Interim One will organize the SHC, as a wholly owned subsidiary of Interim One; (iv) the Bank will convert its mutual articles of incorporation to stock articles of incorporation and Interim One will cancel its outstanding stock and exchange its stock savings bank articles of incorporation for Pennsylvania mutual holding company articles of incorporation, the MHC; (v) Interim Two will merge with and into the Bank, with the Bank surviving as a subsidiary of the MHC, the Stock Bank; (vi) the MHC will transfer all of the outstanding shares of the Stock Bank to the SHC; and (vii) the SHC will issue a majority of its outstanding shares to the MHC. Contemporaneously with the MHC Reorganization, the SHC will conduct an initial offering of its common stock, which in the aggregate shall be up to 49.9% of the outstanding common stock of the SHC. The MHC Reorganization and the initial offering of shares of the SHC shall be accomplished in accordance with the procedures set forth in this Plan, the requirements of applicable laws and regulations and the policies of the FDIC and the Department.

The MHC will not retain any assets of the Bank, which are required to be held by the Stock Bank in order to satisfy its capital and reserve requirements. All assets, rights, obligations and liabilities of whatever nature of the Bank that are not expressly retained by the MHC shall be deemed transferred to the Stock Bank. The Bank will apply to the FDIC and the Department to retain up to $100,000 at the MHC level in connection with the MHC Reorganization. The Bank may distribute additional capital to the MHC following the MHC Reorganization, subject to regulations promulgated by the FDIC and the Department governing capital distributions.

The trustees and Officers of the Bank shall take all appropriate actions to facilitate the MHC Reorganization, including maintaining insurance of deposits and membership in the Federal Home Loan Bank of Pittsburgh for the Stock Bank promptly following its organization, taking all appropriate actions to effect the transactions referenced in the immediately preceding paragraphs and preparing and filing such applications, filings and notices as may be required under applicable laws and regulations and policies of the FDIC, the FRB and the Department to effect the MHC Reorganization and the Stock Issuance. The Board of Trustees of the Bank also intend to take all necessary steps to establish the Foundation and to fund the Foundation in the manner set forth in Section 23 hereof.

The Bank shall provide the FDIC and the Department, as appropriate, with written notice of the proposed MHC Reorganization and the Stock Issuance. Such notice shall include a copy of this Plan, the proposed articles of incorporation and bylaws for the MHC and the SHC and the articles of incorporation and bylaws for the Stock Bank upon consummation of the MHC Reorganization and such other information as is required by applicable laws and regulations or as the FDIC or the Department may otherwise require. To the extent required by applicable laws and regulations or as the FDIC or Department may otherwise require, the Bank shall provide public notice of this Plan. Such notice shall be made by means of the posting of a notice in a conspicuous place in each of the Bank’s offices and the placing of an advertisement in a newspaper of general circulation in the community where the Bank maintains its home office. In addition, the Bank shall cause copies of the Plan to be made available at each of its offices for inspection by Depositors.

Simultaneously with or as soon as practicable after the Banks submission to the FDIC and the Department of its written notice of the proposed MHC Reorganization such application(s) will be filed with the FRB and the Department with respect to the MHC and the SHC as may be necessary or appropriate with respect to the proposed acquisition of control, direct and indirect, of such entities over the Stock Bank, and the Bank shall file such other applications or notices with the FDIC, the FRB, the Department or any other applicable regulatory authority, publish such notices and take such other actions as may be specified by applicable laws and regulations or as otherwise may be required to consummate the MHC Reorganization.

If the Bank receives the approval or non-objection, as applicable, from the FDIC and the Department, the Bank shall submit this Plan to its Depositors for approval at the Special Meeting, which shall be held upon written notice given no less than 20 days nor more than 45 days prior to the date of such meeting. Such notice shall be accompanied by a proxy statement and proxy card, which materials shall include such information as is required by applicable laws and regulations or as the FDIC or the Department may otherwise require. This Plan must be approved by the Voting Depositors at the Special Meeting by the affirmative vote of a majority of the total outstanding votes entitled to be cast.

B.	Effect on Deposit Accounts and Borrowings

Each Deposit Account in the Bank on the Effective Date will remain a deposit account in the Stock Bank in the same amount and upon the same terms and conditions, and will continue to be federally insured up to the legal maximum by the FDIC in the same manner as each deposit account existed in the Bank immediately prior to the MHC Reorganization. Upon consummation of the MHC Reorganization, all loans and other borrowings from the Bank shall retain the same status with the Stock Bank after the MHC Reorganization as they had with the Bank immediately prior to the MHC Reorganization.

C.	The Stock Bank

Upon consummation of the MHC Reorganization, the Stock Bank will be deemed to be a continuation of the Bank, and all property of the Bank, including its right, title and interest in and to all property of whatever kind and nature, all interests and assets previously existing or pertaining to the Bank, or which would issue to the Bank immediately by operation of law and without the necessity of any conveyance or transfer and without any further act or deed, will vest in the Stock Bank. The Stock Bank will have, hold and enjoy the same rights and to the same extent as those rights possessed, held and enjoyed by the Bank. The Stock Bank will continue to have, succeed to, and be responsible for all rights, liabilities and obligations of the Bank and, immediately upon consummation of the MHC Reorganization, will continue its main office and other operations at the then-present location of the Bank. The MHC Reorganization will not result in any reduction of the amount of retained earnings and general loss reserves will be accounted for by the MHC, the SHC and the Stock Bank on a consolidated basis in accordance with generally accepted accounting principles.

The initial members of the Board of Directors of the Stock Bank will be the members of the existing Board of Trustees of the Bank. The Stock Bank will be wholly owned by the SHC. The SHC will be majority owned by the MHC so long as the MHC is in existence. Under Pennsylvania law, depositors of mutual savings banks do not have voting or membership rights in the mutual savings bank. Therefore, upon the Effective Date of the MHC Reorganization, no voting or membership rights will be transferred to the MHC. Depositors will, however, have liquidation rights in the MHC as described below. It should be noted that while depositors of Pennsylvania state-chartered savings banks do not have voting rights generally, this Plan provides depositors with the right to vote upon the mutual holding company reorganization and establishment and funding of the charitable foundation pursuant to FDIC regulations.

As part of the MHC Reorganization, articles of incorporation and bylaws of the Stock Bank shall be adopted to authorize the Stock Bank to operate as a Pennsylvania state-chartered stock savings bank. By their approval of the Plan, Voting Depositors shall have approved and adopted the articles of incorporation and bylaws of the Stock Bank. A copy of the proposed articles of incorporation and bylaws of the Stock Bank is attached hereto as Exhibit A-1 and Exhibit A-2, respectively, and made a part of this Plan.

D.	The SHC

The SHC will be authorized to exercise any and all powers, rights and privileges, and will be subject to all limitations applicable to bank holding companies under federal law and regulations. The initial members of the Board of Directors of the SHC will be the members of the existing Board of Trustees of the Bank. Thereafter, the voting stockholders of the SHC will elect the SHC’s directors annually.

The SHC will have the power to issue shares of Common Stock to persons other than the MHC. However, so long as the MHC is in existence, the MHC will be required to own at least a majority of the Voting Stock of the SHC. The SHC may issue any amount of Non-Voting Stock to persons other than the MHC. The SHC will be authorized to undertake one or more Stock Issuances, as described in this Plan, of up to 49.9% in the aggregate of the total outstanding Common Stock of the SHC.

The articles of incorporation and bylaws of the SHC contain certain anti-takeover provisions designed to assist the Board of Directors in playing a role if any group or person attempts to acquire control of the SHC so that the Board of Directors can further protect the interests of the SHC and its stockholders under the circumstances.

As part of the MHC Reorganization, articles of incorporation and bylaws of the SHC shall be adopted pursuant to Pennsylvania law. The SHC’s articles of incorporation may authorize a number of shares of Common Stock greater than the number of shares that shall be issued to the SHC in the MHC Reorganization. The articles of incorporation and bylaws may contain certain provisions that may have an anti-takeover effect. For example, the bylaws of the SHC contain numerous provisions which may prevent a hostile stockholder from nominating and electing a person to the Board of Directors. The articles of incorporation for the SHC may also contain provisions which allow for the issuance of Preferred Stock in accordance with applicable law. Additional anti-takeover provisions may be adopted subsequent to the MHC Reorganization provided they are permitted under Pennsylvania law. By their approval of the Plan, Voting Depositors shall have approved and adopted the articles of incorporation and bylaws of the SHC. The number of shares of Common Stock authorized under the SHC articles of incorporation will exceed the shares of Common Stock to be issued to the MHC in the MHC Reorganization. The articles of incorporation may include any provision authorized under Pennsylvania law. A copy of the proposed articles of incorporation and bylaws of the SHC is attached as Exhibit B-1 and Exhibit B-2, respectively, and are made part of this Plan.

E.	The MHC

As a Pennsylvania state-chartered mutual holding company, the MHC will have no stockholders and the Board of Directors of the MHC will have exclusive voting authority as to all matters requiring a vote under the articles of incorporation of the MHC. As previously indicated, under Pennsylvania law, Depositors do not have voting or membership rights in the mutual savings bank. Therefore, Depositors will not have voting or membership rights with respect to the MHC after the MHC Reorganization. The rights and powers of the MHC will be defined by the MHC’s articles of incorporation and bylaws and by the statutory and regulatory provisions applicable to bank holding companies under federal law.

The initial members of the Board of Directors of the MHC will be the members of the existing Board of Trustees of the Bank. Thereafter, the directors of the MHC will be elected annually by the Board of Directors of the MHC.

As part of the MHC Reorganization, articles of incorporation and bylaws of the MHC shall be adopted to authorize the MHC to operate as a Pennsylvania state-chartered mutual holding company. By their approval of the Plan, Voting Depositors shall have approved and adopted the articles of incorporation and bylaws of the MHC. A copy of the proposed articles of incorporation and bylaws of the MHC is attached hereto as Exhibit C-1 and Exhibit C-2, respectively, and made a part of this Plan.

5.	Special Meeting of Depositors

Subsequent to the approval of the Plan by the FDIC and the Department, the Special Meeting of Depositors shall be scheduled. The Special Meeting shall be held upon written notice given no less than 20 days nor more than 45 days prior to the date of such meeting. Such notice shall consist of a notice of special meeting and be accompanied by a proxy statement and proxy card, which includes information as is required by applicable laws and regulations or as the FDIC and the Department may otherwise require. Each Voting Depositor shall be entitled to cast one vote for each $100, or fraction thereof, of the aggregate value of all of their Deposit Accounts as of the record date provided. Deposits held in trust or other fiduciary capacity may be voted by the trustee or other fiduciary to whom voting rights are provided under the trust instrument or other governing document or applicable law.

Pursuant to the regulations and policy statements of the FDIC and the Department, an affirmative vote of not less than a majority of the total votes of Voting Depositors is required to approve the Plan, including adoption of the articles of incorporation and bylaws of the MHC, the SHC and the Stock Bank and the funding of the Foundation. Voting may be in person or by proxy in accordance with applicable rules and regulations. The FDIC and the Department shall be notified promptly of the actions of the Depositors.

6.	Conditions to Implementation of the Plan

Consummation of the MHC Reorganization is expressly conditioned upon the following:

A.	Approval of the Plan by at least two-thirds of the Board of Trustees of the Bank;

B.	A Notice to Effect a Mutual Holding Company Reorganization is filed with the Department and the Department has given written notice that the Notice to Effect a Mutual Holding Company Reorganization is complete and the application has been approved or the Department issues a non-objection letter;

C.	A Bank Parity and Subsidiary Notice has been filed with the Department along with an Application to Establish and Merge an Interim Thrift Institution and the Department has given written notice that the Bank Parity and Subsidiary Notice and Application to Establish and Merge an Interim Thrift Institution are complete and have been approved or the Department issues a non-objection letter;

D.	An Application for Approval to Merge or Consolidate is filed with the Department and the Department has given written notice that the Application for Approval to Merge or Consolidate is complete and the application has been approved or the Department issues a non-objection letter;

E.	A Notice of Mutual to Stock Bank Conversion is filed with the FDIC and the FDIC has given written notice that the Notice of Mutual to Stock Bank Conversion is complete and the FDIC issues a non-objection letter or approves the bank conversion;

F.	An Interagency Bank Merger Act Application is filed with the FDIC and the FDIC has given written notice that the Interagency Bank Merger Act Application is complete and the application has been approved or the FDIC issues a non-objection letter;

G.	The Plan is submitted to the Voting Depositors pursuant to a Proxy Statement and form of proxy cleared in advance by the FDIC and the Department, and such Plan is approved by a majority of the total votes of the Voting Depositors eligible to be cast at the Special Meeting called in accordance with the procedures prescribed;

H.	All necessary approvals have been obtained from the FDIC and the Department in connection with the articles of incorporation and bylaws of the MHC, the SHC and the Stock Bank, and the transfer of assets and liabilities of the Bank to the Stock Bank; and all conditions specified or otherwise imposed by the FDIC and the Department in connection with the issuance of a notice of intent not to disapprove of the above listed applications have been satisfied; and if applicable, the FDIC has approved the insurance of accounts of the Stock Bank;

I.	Receipt by the Bank and/or the SHC of a ruling of the United States Internal Revenue Service and/or an opinion of counsel to the effect that the MHC Reorganization will not result in any gain or loss for federal income tax purposes to the Bank, Depositors, the Stock Bank, the MHC or the SHC; and

J.	Receipt by the Bank and/or the SHC of a ruling and/or an opinion of counsel or tax advisor with respect to Pennsylvania taxation, to the effect that consummation of the MHC Reorganization will not result in a taxable reorganization under the provisions of the applicable codes or recapture of income or bad debt reserves by the MHC, the SHC, the Bank, the Stock Bank or Depositors.

7.	Stock Offering Documents

The SHC and the Bank intend to commence a Stock Issuance concurrent with the formation of the MHC. The Bank may close the Stock Issuance before the Effective Date, provided that the offer and sale of the Common Stock shall be conditioned upon the receipt of all required regulatory and Depositor approvals. The Bank may send Participants a Summary of the MHC Reorganization and Stock Issuance and require Participants, to return to the Bank by a reasonable date certain a postage prepaid card or other written communication requesting receipt of the Prospectus. The SHC and the Bank shall not distribute the final Prospectus until such Prospectus has been approved for use by the FDIC and the Department and declared effective by the SEC.

8.	The Total Number of Shares and Purchase Price for Common Stock

The price at which shares of Common Stock shall be sold shall be based on a pro forma valuation of the aggregate market value of the Common Stock prepared by the Independent Appraiser. The Independent Valuation shall be based on financial information relating to the SHC and the Bank, economic and financial conditions, a comparison of the SHC and the Bank with selected publicly-held financial institutions and holding companies and with comparable financial institutions and mutual holding companies and such other factors as the Independent Appraiser may deem to be important, including, but not limited to, the projected operating results and financial condition of the SHC and the Bank. The valuation shall be stated in terms of an Estimated Price Range, the maximum of which shall generally be no more than 15% above the average of the minimum and maximum of such price range and the minimum of which shall generally be no more than 15% below such average. The valuation shall be updated during the Offerings as market and financial conditions warrant and as may be required by the FDIC and the Department.

Based upon the Independent Valuation, the Boards of Directors of the SHC and the Board of Trustees of the Bank shall fix the Initial Purchase Price and the number of shares of Common Stock to be offered in the Subscription Offering, Community Offering and/or Syndicated Community Offering. The Actual Purchase Price and the total number of shares of Common Stock to be issued in the Offerings shall be determined by the Boards of Directors of the SHC and the Board of Trustees of the Bank upon conclusion of such offerings in consultation with the Independent Appraiser and any financial advisor or investment banker retained by the Bank in connection with such offerings.

Subject to the approval of the FDIC and the Department, the Estimated Price Range may be increased or decreased to reflect market and economic conditions prior to completion of the Offerings or to fill the order of the Tax-Qualified Employee Stock Benefit Plans, and under such circumstances the SHC may increase or decrease the total number of shares of Common Stock to be issued in the Offerings to reflect any such change. Notwithstanding anything to the contrary contained in this Plan, and subject to any required approval of the FDIC and the Department, no resolicitation of subscribers shall be required and subscribers shall not be permitted to modify or cancel their subscriptions unless the gross proceeds from the sale of the Common Stock issued in the Offerings are less than the minimum or more than 15% above the maximum of the Estimated Price Range set forth in the Prospectus. In the event of an increase in the total number of shares offered in the Offerings due to an increase in the Estimated Price Range, the priority of share allocation shall be as set forth in this Plan.

9.	General Procedure for the Stock Offering

As soon as practicable after the registration of the Common Stock under the Securities Act of 1933, as amended, and after the receipt of all required regulatory approvals, the Common Stock shall be first offered for sale in a Subscription Offering to Eligible Account Holders, Tax-Qualified Employee Stock Benefit Plans, Supplemental Eligible Account Holders, if applicable, and Other Depositors. It is anticipated that any shares of Common Stock remaining unsold after the Subscription Offering will be sold through a Community Offering and/or a Syndicated Community Offering. The purchase price per share for the Common Stock shall be a uniform price determined in accordance with Section 8 hereof.

The SHC and the Bank may retain and pay for the services of financial and other advisors and investment bankers to assist in connection with any or all aspects of the Offerings, including in connection with the Subscription Offering, Community Offering and any Syndicated Community Offering. All fees, expenses, retainers and similar items shall be reasonable.

10.	Subscription Rights of Eligible Account Holders (First Priority)

Each Eligible Account Holder shall receive, without payment, non-transferable Subscription Rights to purchase up to the greater of (i) $100,000 of Common Stock, (ii) one-tenth of 1% of the total offering of shares in the Subscription Offering or (iii) 15 times the product (rounded down to the next whole number) obtained by multiplying the total number of shares of Common Stock offered in the Subscription Offering by a fraction, of which the numerator is the amount of the Qualifying Deposits of the Eligible Account Holder and the denominator is the total amount of all Qualifying Deposits of all Eligible Account Holders, subject to the limitations on subscriptions and purchases set forth in Section 15 hereof.

In the event of an oversubscription for shares of Common Stock pursuant to this Section, available shares shall be allocated among subscribing Eligible Account Holders so as to permit each such Eligible Account Holder, to the extent possible, to purchase a number of shares which will make his or her total allocation equal to the lesser of the number of shares subscribed for or 100 shares. Any available shares remaining after each subscribing Eligible Account Holder has been allocated the lesser of the number of shares subscribed for or 100 shares shall be allocated among the subscribing Eligible Account Holders in the proportion which the Qualifying Deposit of each such subscribing Eligible Account Holder bears to the total Qualifying Deposits of all such subscribing Eligible Account Holders, provided that no fractional shares shall be issued. Subscription Rights of Eligible Account Holders who are also Trustees or Officers of the Bank and their Associates shall be subordinated to those of other Eligible Account Holders to the extent that their subscription rights are attributable to increased deposits during the one year period preceding the Eligibility Record Date.

11.	Subscription Rights of Tax-Qualified Employee Stock Benefit Plans (Second Priority)

Tax-Qualified Employee Stock Benefit Plans, including the employee stock ownership plan to be established by the Bank or the SHC (the “ESOP”), shall receive, without payment, non-transferable Subscription Rights to purchase in the aggregate up to 10% of the Common Stock, including shares of Common Stock to be issued in the Offerings and contributed to the Foundation as a result of an increase in the Estimated Price Range after commencement of the Subscription Offering and prior to completion of the Offering. The subscription rights granted to Tax-Qualified Employee Stock Benefit Plans shall be subject to the availability of shares of Common Stock after taking into account the shares of Common Stock purchased by Eligible Account Holders. Shares of Common Stock purchased by any individual participant (“Plan Participant”) in a Tax-Qualified Employee Stock Benefit Plan using funds therein pursuant to the exercise of subscription rights granted to such Participant in his individual capacity as an Eligible Account Holder and/or Supplemental Eligible Account Holder and/or purchases by such Plan Participant in the Community Offering shall not be deemed to be purchases by a Tax-Qualified Employee Stock Benefit Plan for purposes of calculating the maximum amount of Common Stock that Tax-Qualified Employee Stock Benefit Plans may purchase pursuant to the first sentence of this Section if the individual Plan Participant controls or directs the investment authority with respect to such account or subaccount. Consistent with applicable laws and regulations and policies and practices of the FDIC and the Department, the ESOP may use funds contributed by the SHC or the Bank and/or borrowed from an independent financial institution to exercise such Subscription Rights, and the SHC and the Bank may make scheduled discretionary contributions thereto, provided that such contributions do not cause the SHC or the Bank to fail to meet any applicable capital maintenance requirements.

12.	Subscription Rights of Supplemental Eligible Account Holders (Third Priority)

Each Supplemental Eligible Account Holder shall receive, without payment, non-transferable Subscription Rights to purchase up to the greater of (i) $100,000 of Common Stock, (ii) one-tenth of 1% of the total offering of shares in the Subscription Offering or (iii) 15 times the product (rounded down to the next whole number) obtained by multiplying the total number of shares of Common Stock offered in the Subscription Offering by a fraction, of which the numerator is the amount of the Qualifying Deposits of the Supplemental Eligible Account Holder and the denominator is the total amount of all Qualifying Deposits of all Supplemental Eligible Account Holders, subject to the availability of shares of Common Stock for purchase after taking into account the shares of Common Stock purchased by Eligible Account Holders and the ESOP through the exercise of Subscription Rights under Sections 10 and 11, respectively, and subject to the limitations on subscriptions and purchases set forth in Section 15 hereof.

In the event of an oversubscription for shares of Common Stock pursuant to this Section, available shares shall be allocated among subscribing Supplemental Eligible Account Holders so as to permit each such Supplemental Eligible Account Holder, to the extent possible, to purchase a number of shares sufficient to make his or her total allocation equal to the lesser of the number of shares subscribed for or 100 shares. Any remaining available shares shall be allocated among subscribing Supplemental Eligible Account Holders in the proportion that the amount of their respective Qualifying Deposits bears to the total amount of the Qualifying Deposits of all subscribing Supplemental Eligible Account Holders, provided that no fractional shares shall be issued.

13.	Subscription Rights of Other Depositors (Fourth Priority)

Each Other Depositor shall receive, without payment, non-transferable Subscription Rights to purchase up to the greater of (i) $100,000 of Common Stock (or such maximum purchase limitation as may be established for the Community Offering and/or Syndicated Community Offering or Public Offering) (ii) one-tenth of 1% of the total offering of shares in the Subscription Offering, in each case if and only to the extent that shares of Common Stock are available for purchase after taking into account the shares of Common Stock purchased by Eligible Account Holders, Tax-Qualified Employee Stock Benefit Plans and Supplemental Eligible Account Holders through the exercise of Subscription Rights under Sections 10, 11 and 12, respectively.

If, pursuant to this Section, Other Depositors subscribe for a number of shares of Common Stock in excess of the total number of shares of Common Stock remaining, shares shall be allocated so as to permit each such Other

Depositor, to the extent possible, to purchase a number of shares which will make his or her total allocation equal to the lesser of the number of shares subscribed for or 100 shares. Any shares remaining will be allocated among the subscribing Other Depositors whose subscriptions remain unsatisfied on an equal number of shares basis per order until all of the remaining shares have been allocated, provided no fractional shares shall be issued.

14.	Community Offering, Syndicated Community Offering, Public Offering and Other Offerings

If less than the total number of shares of the Common Stock are sold in the Subscription Offering, all remaining shares of Common Stock may be sold directly by the SHC and the Bank in a Community Offering and/or a Syndicated Community Offering. Subject to the requirements set forth herein, Common Stock sold in the Community Offering and/or the Syndicated Community Offering shall achieve the widest possible distribution of such stock.

In the event of a Community Offering, all shares of Common Stock which are not subscribed for in the Subscription Offering shall be offered for sale by means of a direct community marketing program, which may provide for the use of brokers, dealers or investment banking firms experienced in the sale of financial institution securities. Any available shares in excess of those not subscribed for in the Subscription Offering will be available for purchase by members of the general public who receive a Prospectus, with preference given to natural persons residing in any county in Pennsylvania in which the Bank maintains an office (“Preferred Subscribers”).

A Prospectus and Order Form shall be furnished to such Persons as the SHC and the Bank may select in connection with the Community Offering and each order for Common Stock in the Community Offering shall be subject to the absolute right of the SHC and the Bank to accept or reject any such order in whole or in part either at the time of receipt of an order or as soon as practicable following completion of the Community Offering. Available shares will be allocated first to each Preferred Subscriber whose order is accepted by the SHC, in an amount equal to the lesser of 100 shares or the number of shares subscribed for by each such Preferred Subscriber, if possible. Thereafter, any shares remaining will be allocated among the Preferred Subscribers whose subscriptions remain unsatisfied on an equal number of shares basis per order until all of the remaining shares have been allocated, provided no fractional shares shall be issued. If there are any shares remaining after all subscriptions by Preferred Subscribers have been satisfied, such remaining shares shall be allocated to other members of the general public who place stock orders in the Community Offering applying the same allocation described above for Preferred Subscribers.

The amount of Common Stock that any Person may purchase in the Community Offering shall not exceed $100,000; provided, further, that orders for Common Stock in the Community Offering shall first be filled up to a maximum of 2% of the total number of shares of Common Stock sold in the Offerings and thereafter any remaining shares shall be allocated on an equal number of shares basis per order until all shares have been allocated, provided no fractional shares shall be issued. The SHC and the Bank may commence the Community Offering concurrently with, at any time during, or as soon as practicable after the end of, the Subscription Offering, and the Community Offering must be completed within 45 days after the completion of the Subscription Offering, unless extended by the SHC and the Bank with any required regulatory approval.

Subject to such terms, conditions and procedures as may be determined by the SHC and the Bank, all shares of Common Stock not subscribed for in the Subscription Offering or ordered in the Community Offering may be sold by a syndicate of broker-dealers to the general public in a Syndicated Community Offering. Each order for Common Stock in the Syndicated Community Offering shall be subject to the absolute right of the SHC and the Bank to accept or reject any such order in whole or in part either at the time of receipt of an order or as soon as practicable after completion of the Syndicated Community Offering. The amount of Common Stock that any Person may purchase in the Syndicated Community Offering or any public offering shall not exceed $100,000. The SHC and the Bank may commence the Syndicated Community Offering concurrently with, at any time during, or as soon as practicable after the end of the Subscription Offering and/or Community Offering, and the Syndicated Community Offering must be completed within 45 days after the completion of the Subscription Offering, unless extended by the SHC and the Bank with any required regulatory approval.

The SHC and the Bank may sell any shares of Common Stock remaining following the Subscription Offering and Community Offering in a Public Offering instead of a Syndicated Offering. The provisions of Section 15 hereof shall not be applicable to the sales to underwriters for purposes of the Public Offering but shall be applicable to sales by the underwriters to the public. The price to be paid by the underwriters in such an offering shall be equal to the Actual Purchase Price less an underwriting discount to be negotiated among such underwriters and the Bank and the SHC, subject to any required regulatory approval or consent.

If for any reason a Syndicated Community Offering or Public Offering of shares of Common Stock not sold in the Subscription Offering and the Community Offering cannot be effected, or in the event that any insignificant residue of shares of Common Stock is not sold in the Subscription Offering, Community Offering or Syndicated Community Offering, the SHC and the Bank shall use their best efforts to obtain other purchases for such manner and upon such condition as may be satisfactory to the FDIC and the Department.

15.	Limitations on Subscriptions and Purchases of Common Stock

The following limitations shall apply to all purchases of shares of Common Stock in the Stock Issuance:

A.	The maximum amount of Common Stock which may be purchased in the Stock Issuance by any Person (or persons exercising subscription rights through a single qualifying deposit account held jointly) in the First Priority, Third Priority and Fourth Priority shall not exceed $100,000, except for Tax-Qualified Employee Stock Benefit Plans, which in the aggregate may subscribe for up to 8% of the Common Stock.

B.	The maximum amount of Common Stock which may be subscribed for or purchased in all categories in the Stock Issuance by any Person together with any Associate or group of persons Acting in Concert shall not exceed $200,000, except for Bank Benefit Plans, which in the aggregate may subscribe for up to 10% of the Common Stock issued in the Stock Issuance.

C.	The maximum number of shares of Common Stock which may be purchased in all categories in the Stock Issuance by Officers and Directors of the Bank and their Associates in the aggregate shall not exceed 34% of the total number of shares of Common Stock issued in the Stock Issuance.

D.	A minimum of 25 shares of Common Stock must be purchased by each Person purchasing shares in the Stock Issuance to the extent those shares are available; provided, however, that the minimum number of shares requirement will not apply if the number of shares of Common Stock purchased times the price per share exceeds $500.

E.	If the number of shares of Common Stock otherwise allocable pursuant to Sections 10 through 14, inclusive, to any Person or that Person’s Associates would be in excess of the maximum number of shares permitted as set forth above, the number of shares of Common Stock allocated to each such Person shall be reduced to the lowest limitation applicable to that Person, and then the number of shares allocated to each group consisting of a Person and that Person’s Associates shall be reduced so that the aggregate allocation to that Person and his Associates complies with the above maximums, and such maximum number of shares shall be reallocated among that Person and his Associates as they may agree, or in the absence of an agreement, in proportion to the shares subscribed by each (after first applying the maximums applicable to each Person, separately).

F.	Depending upon market or financial conditions, the Board of Directors of the Bank, without further approval of the Depositors, may decrease or increase the purchase limitations in this Plan, provided that the maximum purchase limitations may not be increased to a percentage in excess of 5% of the Stock Issuance. If the Bank increases the maximum purchase limitations, the Bank is only required to resolicit Persons who subscribed for the maximum purchase amount and may, in the sole discretion of the Bank, resolicit certain other large subscribers with respect to increasing their orders. For purposes of this Section, the Directors of the Bank shall not be deemed to be Associates or a group affiliated with each other or otherwise Acting in Concert solely as a result of their being Directors of the Bank.

G.	In the event of an increase in the total number of shares offered in the Stock Issuance due to an increase in the maximum of the Estimated Price Range of up to 15% (the “Adjusted Maximum”) the additional shares will be used in the following order of priority: (i) to fill the Bank Benefit Plan’s subscription to up to 10% of the Adjusted Maximum; (ii) in the event that there is an oversubscription at the Eligible Account Holder level, to fill unfilled subscriptions of Eligible Account Holders according to Section 10; (iii) in the event that there is an oversubscription at the Supplemental Eligible Account Holder level, to fill unfilled subscriptions of Supplemental Eligible Account Holders according to Section 12; (iv) in the event that there is an oversubscription at the Other Depositor level, to fill unfilled subscriptions of Other Depositors in accordance with Section 14; and (v) to fill unfilled subscriptions in the Community Offering, with preference given to Persons residing in the community in which the Bank has a head or branch office.

H.	Each Person purchasing Common Stock in the Stock Issuance shall be deemed to confirm that such purchase does not conflict with the above purchase limitations contained in this Plan.

16.	Timing of Stock Offering, Manner of Purchasing Common Stock and Order Forms

The Stock Offering may be commenced concurrently with or at any time after the mailing to Voting Depositors of the proxy statement to be used in connection with the Special Meeting. The Stock Offering may be concluded before the Special Meeting, provided that the offer and sale of the Common Stock shall be conditioned upon the approval of the Plan by the Voting Depositors at the Special Meeting.

The exact timing of the commencement of the Stock Offering shall be determined by the Bank and the SHC in consultation with the Independent Appraiser and any financial or advisory or investment banking firm retained by it in connection with the Stock Offering. The Bank and the SHC may consider a number of factors in determining the exact timing of the commencement of the Stock Offering, including, but not limited to, its current and projected future earnings, local and national economic conditions and the prevailing market for stocks in general and stocks of financial institutions in particular. The Bank and the SHC shall have the right to withdraw, terminate, suspend, delay, revoke or modify any such Stock Offering, at any time and from time to time, as they in their sole discretion may determine, without liability to any Person, subject to any necessary regulatory approval or concurrence.

The Bank and the SHC shall have the absolute right, in their sole discretion and without liability to any Person, to reject any Order Form, including, but not limited to, any Order Form: (i) that is improperly completed or executed; (ii) that is not timely received; (iii) that is not accompanied by the proper payment (or authorization of withdrawal for payment); (iv) submitted by a Person whose representations the Bank and the SHC believes to be false or who they otherwise believe, either alone, or acting in concert with others, is violating, evading or circumventing, or intends to violate, evade or circumvent, the terms and conditions of this Plan. The Bank and the SHC may, but will not be required to, waive any irregularity on any Order Form or may require the submission of corrected Order Forms or the remittance of full payment for shares of Common Stock by such date as they may specify. The interpretation of the Bank and the SHC of the terms and conditions of the Order Forms shall be final and conclusive.

The SHC and the Bank shall make reasonable efforts to comply with the securities laws of all jurisdictions in the United States in which Participants reside. However, no Participant will be offered or receive any Common Stock under this Plan if such Participant resides in a foreign country or in a jurisdiction of the United States with respect to which: (a) there are few Participants otherwise eligible to subscribe for shares under this Plan who reside in such jurisdiction; (b) the granting of Subscription Rights or the offer or sale of shares of Common Stock to such Participants would required the SHC or the Bank or their respective Directors, Trustees and Officers, under the laws of such jurisdiction, to register as a broker or dealer, salesman or selling agent or to register or otherwise qualify the Common Stock for sale in such jurisdiction, or the SHC or the Bank would be required to qualify as a foreign corporation or file a consent to service of process in such jurisdiction; or (c) such registration or qualification in the judgment of the SHC and the Bank would be impracticable or unduly burdensome for reasons of cost or otherwise.

17.	Payment for Common Stock

Payment for shares of Common Stock ordered by Persons in the Stock Offering shall be equal to the Purchase Price per share multiplied by the number of shares which are being ordered. Such payment may be made by check or money order at the time the Order Form is delivered to the Bank. In addition, the Bank and the SHC may elect to provide Persons who have a Deposit Account with the Bank the opportunity to pay for shares of Common Stock by authorizing the Bank to withdraw from designated types of Deposit Accounts an amount equal to the aggregate Purchase Price of such shares. Payment may also be made by a Participant using funds held for such Participant’s benefit by a Bank Benefit Plan to the extent that such plan allows participants or any related trust established for the benefit of such participants to direct that some or all of their individual accounts or sub-accounts be invested in Common Stock.

Consistent with applicable laws and regulations and policies and practices of the FDIC and the Department, payment for shares of Common Stock ordered by Tax-Qualified or Non-Tax-Qualified Employee Stock Benefit Plans may be made with funds contributed by the Bank and/or funds obtained pursuant to a loan from the SHC or an unrelated financial institution pursuant to a loan commitment which is in force from the time that any such plan submits an Order Form until the closing of the transactions contemplated hereby.

If a Person authorizes the Bank to withdraw the amount of the Purchase Price from his or her Deposit Account, the Bank shall have the right to make such withdrawal or to freeze funds equal to the aggregate Purchase Price upon receipt of the Order Form. Notwithstanding any regulatory provisions regarding penalties for early withdrawals from certificate accounts, the Bank and the SHC will allow payment by means of withdrawal from certificate accounts without the assessment of such penalties. In the case of an early withdrawal of only a portion of such account, the certificate evidencing such account shall be cancelled if any applicable minimum balance requirement ceases to be met. In such case, the remaining balance will earn interest at the regular passbook rate. However, where any applicable minimum balance is maintained in such certificate account, the rate of return on the balance of the certificate account shall remain the same as prior to such early withdrawal. This waiver of the early withdrawal penalty applies only to withdrawals made in connection with the purchase of Common Stock and is entirely within the discretion of the Bank.

The Bank shall pay interest at not less than the passbook rate for all amounts paid, by check or money order to purchase shares of Common Stock in the Stock Offering from the date payment is received until the Stock Offering is completed or terminated.

Neither the Bank, the MHC, the SHC, the Stock Bank nor any Affiliate thereof shall loan funds or otherwise extend credit to any Person to purchase Common Stock.

Each share of Common Stock issued in the Stock Offering shall be non-assessable upon payment in full of the Purchase Price.

18.	Depositor in Nonqualified States or Foreign Countries

The SHC and the Bank shall make reasonable efforts to comply with the securities laws of all jurisdictions in the United States in which Participants reside. However, no Participant will be offered or receive any Common Stock under the Plan if such Participant resides in a foreign country or resides in a jurisdiction of the United States with respect to which any of the following apply: (a) there are few Participants otherwise eligible to subscribe for shares under this Plan who reside in such jurisdiction; (b) the granting of Subscription Rights or the offer or sale of shares of Common Stock to such Participants would require the SHC and the Bank or their respective Officers, under the laws of such jurisdiction, to register as a broker-dealer, salesman or selling agent or to register or otherwise qualify the Common Stock for sale in such jurisdiction, or the SHC and the Bank would be required to qualify as a foreign corporation or file a consent to service of process in such jurisdiction; or (c) such registration, qualification or filing in the judgment of the SHC and the Bank would be impracticable or unduly burdensome for reasons of cost or otherwise.

19.	Conditions to the Offering

Consummation of the Stock Offering is subject to: (i) consummation of the MHC Reorganization; (ii) the receipt of all required federal and state approvals for the issuance of Common Stock in the Stock Offering, including without limitation the approval of the FDIC and the Department; and (iii) the sale in the Stock Offering of such minimum number of shares of Common Stock within the Estimated Valuation Range as may be determined by the Board of Trustees of the Bank and the Board of Directors of the SHC.

20.	Requirement Following Stock Offering for Registration, Market Making and Stock Exchange Listing

Within the time period required by applicable laws and regulations, the Stock Bank will register the securities issued in connection with the Stock Issuance pursuant to the Securities Exchange Act of 1934, as amended, and will not deregister such securities for a period of at least three years thereafter, except that the maintenance of registration for three years requirement may be fulfilled by any successor to the Stock Bank. In addition, the Stock Bank will use its best efforts to encourage and assist a market maker to establish and maintain a market for the SHC Common Stock issued in the Stock Issuance and to list those securities on a national or regional securities exchange or the Nasdaq system.

21.	Requirements for Capital Stock Purchases by Directors and Officers Following the Stock Offering

For a period of three years following the Stock Offering, Insiders and their Associates may not purchase, without the prior written approval of the Department, the Common Stock except from a broker-dealer registered with the SEC. This prohibition shall not apply, however, to: (i) a negotiated transaction arrived at by direct negotiation between buyer and seller and involving more than 1% of the outstanding class of Common Stock; and (ii) purchases of Common Stock made by and held by any Tax-Qualified or Non-Tax-Qualified Employee Stock Benefit Plan which may be attributable to individual Insiders and their Associates.

The foregoing restriction on purchases of Common Stock shall be in addition to any restrictions that may be imposed by federal and state securities laws.

22.	Restrictions on Transfer of Common Stock

All shares of the Common Stock which are purchased in the Stock Offering by Persons other than Insiders shall be transferable without restriction. Unless otherwise permitted by the Department, shares of Common Stock purchased by Insiders and their Associates in the Stock Offering shall be subject to the restriction that such shares shall not be sold or otherwise disposed of for value for a period of one year following the date of purchase, except for any disposition of such shares following the death of the Insider or Associate. The shares of Common Stock issued by the SHC to Insiders and their Associates shall bear the following legend giving appropriate notice of such one year restriction:

The shares represented by this certificate may not be sold by the registered holder hereof for a period of one year from the date of the issuance printed hereon, except in the event of the death of the registered holder. This restrictive legend shall be deemed null and void after one year from the date of this Certificate.

In addition, the SHC shall give appropriate instructions to the transfer agent for its Common Stock with respect to the applicable restrictions relating to the transfer of restricted stock. Any shares issued at a later date as a stock dividend, stock split or otherwise with respect to any such restricted stock shall be subject to the same holding period restrictions as may then be applicable to such restricted stock.

The foregoing restriction on transfer shall be in addition to any restrictions on transfer that may be imposed by federal and state securities laws.

23.	Establishment and Funding of Charitable Foundation.

As part of the MHC Reorganization and Stock Issuance, the Bank intends to establish a charitable foundation that will qualify as an exempt organization under Section 501(c)(3) of the Code and the SHC intends to donate to the Foundation $100,000 in cash and a number of shares of its authorized but unissued common stock in an amount up to 2% of the SHC common stock issued in the Stock Issuance and to the MHC in the MHC Reorganization. The Foundation is being formed in connection with the MHC Reorganization to complement the Bank’s existing community reinvestment activities and to share with the Bank’s local community a part of the Bank’s financial success as a locally headquartered, community minded, financial services institution. The funding of the Foundation with the SHC Common Stock accomplishes this goal as it enables the community to share in the growth and profitability of the SHC and the Stock Bank over the long-term.

The Foundation will be dedicated to the promotion of charitable purposes including community development, grants or donations to support housing assistance, not-for-profit community groups and other types of organizations or civic minded projects. The Foundation will annually distribute total grants to assist charitable organizations or to fund projects within its local community of not less than 5% of the average fair value of Foundation assets each year, less certain expenses. To serve the purposes for which it was formed and maintain its Section 501(c)(3) qualification, the Foundation may sell, on an annual basis, a limited portion of the SHC Common Stock contributed to it by the SHC.

The Board of Directors of the Foundation will be comprised of individuals who are Officers and/or Directors of the SHC or the Officers and/or Trustees of the Bank. Additionally, for at least five years after the Foundation’s organization, one member of the Foundation’s Board of Directors must be a member of the local community that is not an officer, director or employee of the MHC, the SHC, the Stock Bank or any of its Affiliates and who has experience with local charitable organizations and grant making. The Board of Directors of the Foundation will be responsible for establishing the policies of the Foundation with respect to grants or donations, consistent with the stated purposes of the Foundation.

24.	Stock Compensation Plans

The SHC, the MHC, the Stock Bank and the Bank are authorized to adopt Tax-Qualified Employee Stock Benefit Plans in connection with the MHC Reorganization, including, without limitation, the ESOP. Subsequent to the Offerings, the SHC and the Bank are authorized to adopt Non-Tax Qualified Employee Stock Benefit Plans, including without limitation, stock option plans and restricted stock plans, provided however that, any such plan shall be implemented in accordance with applicable law and the regulations of the FDIC and the Department. This Plan authorizes the grant and issuance by the SHC of awards of Common Stock after the Stock Issuance pursuant to a stock recognition and retention plan and/or a stock option plan in an amount equal to the maximum amount permitted under the regulations and policies of the FDIC and the Department. In no event shall the aggregate amount acquired by such Non-Tax Qualified Employee Stock Benefit Plans exceed 25% of the outstanding shares of Common Stock as of the close of the Stock Issuance excluding shares owned by the MHC.

Existing as well as any newly created Tax-Qualified Employee Stock Benefit Plans may purchase shares of Common Stock in the Stock Offering, to the extent permitted by the terms of such benefit plans and this Stock Plan.

The MHC, the SHC and the Stock Bank are authorized to enter into employment or severance agreements with their executive officers.

25.	Liquidation Rights

Following the MHC Reorganization, all holders of a Deposit Account with the Bank as of the date of the MHC Reorganization will hold liquidation rights with respect to the MHC to the same extent that they hold liquidation rights in the Bank. In addition, all Persons who become the holder of a Deposit Account with the Stock Bank subsequent to the MHC Reorganization also will have liquidation rights with respect to the MHC to the same extent that Depositors hold liquidation rights in the Bank. In each case, no Person who ceases to be the holder of a Deposit Account with the Stock Bank shall have any liquidation rights with respect to the MHC. Borrowers from the Stock Bank will not receive liquidation rights in the MHC in connection with any borrowings from the Stock Bank.

26.	Expenses of the MHC Reorganization and Stock Offering

The Bank, the MHC, the SHC and the Stock Bank shall use their best efforts to ensure that the expenses incurred by them in connection with the MHC Reorganization and Stock Issuance are reasonable.

27.	Subsequent Conversion of MHC into a Stock Holding Company

Following consummation of the MHC Reorganization, the MHC may convert from a mutual to a stock form holding company, in each case subject to the requirements of applicable laws and regulations. Any such conversion of the MHC (a “Conversion Transaction”) shall be fair and equitable to stockholders of the SHC other than the MHC (“Minority Stockholders”). In any Conversion Transaction, Minority Stockholders, if any, will be entitled to maintain the same percentage ownership interest in the SHC or its successor after the Conversion Transaction as their ownership interest in the SHC immediately prior to the Conversion Transaction (i.e., the Minority Ownership Interest), subject only to the following adjustments (if required by federal or state law, regulation, or regulatory policy) to reflect: (i) the cumulative effect of the aggregate amount of dividends waived by the MHC, if any; and (ii) the market value of assets of the MHC (other than common stock of the SHC).

Neither the MHC, the SHC nor the Bank or the Stock Bank shall loan funds or otherwise extend credit to any Person for the purpose of purchasing capital stock of the SHC issued in connection with any of the transactions referred to in this Section.

28.	Payment of Dividends and Repurchase of Stock

The SHC may not declare or pay a cash dividend on, or repurchase any of, its Common Stock if the effect thereof would cause the regulatory capital of the Stock Bank to be reduced below the applicable regulatory amount. Otherwise, the SHC may declare dividends or make other capital contributions in accordance with applicable laws and regulations. The FRB has historically prohibited a mutual holding company from waiving its right to receive dividends declared by the SHC. However, in the event that the FRB were to permit such a waiver of dividends by the MHC, the MHC may waive its right to receive dividends declared by the SHC subject to the approval of the FRB.

The SHC may not purchase its shares in the first year after the MHC Reorganization and Stock issuance. After the first year, the SHC may purchase its shares from time to time on the open market subject to regulatory and supervisory restrictions.

29.	Amendment or Termination

If deemed necessary or desirable by the Board of Trustees of the Bank, this Plan may be substantively amended, as a result of comments from regulatory authorities or otherwise, at any time prior to solicitation of proxies from the Depositors to vote on this Plan and at any time thereafter with the concurrence, to the extent required, of the FDIC, the FRB and the Department.

This Plan may be terminated by the Board of Trustees of the Bank at any time prior to the Special Meeting and at any time thereafter with the concurrence, to the extent required, of the FDIC, the FRB and the Department. This Plan shall terminate if the Stock Offering is not completed within 90 days after the date on which this Plan is approved by the FDIC and the Department, unless an extension is approved by the FDIC and the Department. This Plan shall terminate 24 months after the date on which this Plan is approved by the Depositors of the Bank in the event that the MHC Reorganization is not completed within such period or upon the earlier termination of the Plan in accordance with its terms.

An increase or decrease in the maximum purchase limitation or number of shares sold in the Stock Issuance by the Board of Trustees of the Bank is not an amendment to this Plan which would require Depositor approval. In the event that mandatory new regulations pertaining to mutual holding companies are adopted by the FDIC or the Department prior to the completion of the MHC Reorganization, the Plan may be amended to conform to the new mandatory regulations. In the event that new mutual holding company regulations adopted by the FDIC or the Department prior to completion of the MHC Reorganization contain optional provisions, the Plan may be amended to utilize such optional provisions at the discretion of the Board of Trustees of the Bank.

By adoption and/or approval of this Plan by Depositors of the Bank, the Depositors authorize the Board of Trustees of the Bank to amend or terminate this Plan under the circumstances described herein.

30.	Interpretation

References herein to provisions of federal and state law and the rules and regulations of the FRB, the FDIC and the Department shall in all cases be deemed to refer to the provisions of the same which were in effect at the time of adoption of this Plan by the Board of Trustees of the Bank and any subsequent amendments to such provisions. All interpretations of this Plan and application of its provisions to particular circumstances by a majority of the Board of Trustees of the Bank shall be final, subject to the authority of the FRB, the FDIC and the Department.

31.	Severability

If any term, provision, covenant or restriction contained in this Plan is held by a court or a federal or state regulatory agency of competent jurisdiction to be invalid, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions contained in this Plan shall remain in full force and effect, and shall in no way be affected, impaired or invalidated.

32.	Effective Date

The Effective Date of the MHC Reorganization shall be the date of the filing of the articles of incorporation of the Stock Bank and the MHC with the Department and the articles of incorporation of the SHC with the Pennsylvania Department of State and shall be conditioned upon the prior receipt of all requisite regulatory and other approvals.

33.	Miscellaneous

This Plan is to be governed by and construed in accordance with the laws of the Commonwealth of Pennsylvania. None of the cover page or the section headings are to be considered a part of this Plan, but are included solely for convenience of reference and shall in no way define, limit, extend, or describe the scope or intent of any of the provisions hereof. Words in the singular include the plural and words in the plural include the singular. Except for such rights as are set forth herein for Depositors, this Plan shall create no rights in any Person.